HEI Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-87782, 333-108110, 333-113120 and 333-141622 on Form S-3 and Registration Statement Nos. 333-05667, 333-02103 and 333-105404 on Form S-8 of Hawaiian Electric Industries, Inc., and Registration Statement No. 333-113120-02 on Form S-3 of Hawaiian Electric Industries Capital Trust II and Registration Statement No. 333-113120-01 on Form S-3 of Hawaiian Electric Industries Capital Trust III of our reports dated February 21, 2008, with respect to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, and our report dated February 21, 2008 on all related financial statement schedules, which reports are incorporated by reference and appear, respectively, in the 2007 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

Our reports refer to changes in the method of accounting for income taxes in 2007 and stock compensation in 2006.

/s/ KPMG LLP

Honolulu, Hawaii

February 28, 2008